Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
September 16, 2009		(973) 802-4149

Prudential Financial, Inc. Announces Investment by

Nippon Life Insurance Company

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that Nippon Life Insurance Company, one of the world’s largest life insurance companies, has signed a definitive agreement to purchase a $500 million 10-year exchangeable surplus note issued by The Prudential Insurance Company of America. The transaction, which is subject to customary conditions, is expected to close on September 18, 2009. Under the terms of the transaction, Nippon Life can exchange the surplus note for shares of Prudential Financial common stock at any time, at Nippon Life’s option, beginning on the fifth anniversary of issuance of the note.

“We are pleased that Nippon Life has chosen to invest in Prudential. We view this investment as a mutually beneficial partnership,” said John Strangfeld, Prudential Financial’s Chairman and Chief Executive Officer. “Our two companies will continue to seek opportunities to work together and to promote the well-being of the life insurance industry around the world.”

“This investment is a reflection of the longstanding relationship, based on mutual respect and admiration, between our two companies,” said Ikuo Uno, Chairman of Nippon Life Insurance Company. “We are very pleased to have the opportunity to strengthen our relationship with Prudential, which shares our values and belief in providing the highest quality products and services to customers in Japan, the United States and around the world.”

Barclays Capital served as financial advisor to Prudential on this transaction.

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About Nippon Life Insurance Company

Nippon Life provides a broad array of products including whole life, medical, nursing coverage and annuities for more than 10 million individuals, as well as group insurance products for more than 230,000 corporate clients in Japan. As the world’s largest mutual life insurance company with a formidable capital base, Nippon Life focuses on constantly serving the best interest of its customers by providing “consistent protection” and “superior services” over the long term. At the end of FY2008, Nippon Life had total assets of JPY46 trillion (USD$467 billion) and total revenues of JPY6.6 trillion (USD$67 billion). For more information, visit www.nissay.co.jp/okofficial/english.

About Prudential Financial, Inc.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $580 billion of assets under management as of June 30, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit http://www.news.prudential.com.